Exhibit 5.1

April 30, 2004

The Trustees of Petrofund Energy Trust
The Board of Directors of Petrofund Corp.
The Securities and Exchange Commission


Re:  Registration Statement on Form F-10 of Petrofund Energy Trust

We hereby consent to the use of our name under the heading "Canadian Income Tax Considerations" contained in the Proxy Statement and Information Circular of Ultima Energy Trust dated April 30, 2004, which forms part of this Registration Statement on Form F-10 filed by Petrofund Energy Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended.



Yours truly,

/s/ Bennett Jones LLP


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